Filed pursuant to Rule 424(b)(3)

Registration No. 333-115013

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated July 21, 2004)

FOCUS ENHANCEMENTS, INC.
5,773,143 SHARES OF COMMON STOCK

This document supplements the prospectus dated July 21, 2004 of Focus Enhancements, Inc., relating to the sale from time to time by certain of our securityholders of up to 5,773,143 shares of our common stock.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Before deciding whether to invest, you should read the “Risk Factors” beginning on page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission or regulator has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The information concerning selling stockholders in the prospectus is hereby amended to read as follows:

SELLING STOCKHOLDERS

The following table sets forth:  (i) the number of shares of Focus common stock beneficially owned by each selling stockholder as of November 30, 2006 (including shares issuable upon conversion of warrants) and (ii) the number of shares of Focus common stock to be offered hereby by each selling stockholder. Other than as disclosed in this prospectus supplement, no selling stockholder has had any position, office or other material relationship with us during the past three years. The information set forth below is based on information provided by each selling stockholder as of November 30, 2006. Since the date on which each selling stockholder provided this information, each selling stockholder identified below may have sold, transferred or disposed of all or a potion of the common stock covered hereby.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each of the selling stockholders. The percentage ownership data is based on 71,577,891 shares of our common stock outstanding as of November 30, 2006.

The shares of common stock covered by this prospectus may be sold by the selling stockholders set forth below, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest.

Security Ownership (1)

Name	Shares Beneficially Owned Prior to Offering	Shares to be Sold in the Offering		Shares Beneficially Owned After Offering (24)

Norman Schlomka	97,176	20,605	(2)	76,571	*
Frithjof Becker	36,474	14,826	(3)	21,648	*
033 Growth International Fund, Ltd.	2,045,399	303,030	(4)	1,742,369	2.4%
033 Growth Partners I, LP	3,866,738	608,436	(5)	3,258,302	4.5%
033 Growth Partners II, LP	1,410,160	189,730	(6)	1,220,430	1.7%
Basso Private Opportunities Holding Fund Ltd.	25,000	25,000	(7)	—	*
Basso Multi-Strategy Holding Fund Ltd.	25,000	25,000	(8)	—	*
Bristol Investment Fund, Ltd	235,823	41,379	(9)	194,444	*
Cranshire Capital, L.P.	231,052	68,966	(10)	162,086	*
Crescent International Ltd.	117,000	42,000	(11)	75,000	*
Crestview Capital Master, LLC	68,966	68,966	(12)	—	*
Fountainhead Fund	20,000	20,000	(13)	—	*
Omicron Master Trust	139,584	37,695	(14)	101,889	*
OTAPE Investments LLC	13,793	13,793	(15)	—	*
Oyster Pond Partner, LP	805,662	140,186	(16)	665,476	*
R&R Opportunity Fund LP	10,345	10,345	(17)	—	*
Rockmore Investment Master Fund Ltd.	64,716	17,477	(18)	47,239	*
Rodman & Renshaw, LLC	664,385	175,827	(19)	488,558	*
Solomon Strategic Holdings, Inc.	52,012	10,345	(20)	41,667	*
Spectra Capital Management, LLC	69,253	27,586	(21)	41,667	*
TCMP3	83,142	27,586	(22)	55,556	*
The Tail Wind Fund Limited	260,441	121,552	(23)	138,889	*

		2,010,330

*              Represents beneficial ownership of less than one percent

(1)           This table has been prepared based solely upon information furnished to us as of November 30, 2006 by the selling stockholders listed above. The selling stockholders identified above may have sold, transferred or otherwise disposed shares of our common stock.

(2)           Norman Schlomka. See “The Transactions – COMO Computer & Motion.”

(3)           Frithjof Becker. See “The Transactions – COMO Computer & Motion.”

(4)           033 Growth International Fund LTD. Includes 50,505 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. 033 Growth Management LLC, as investment advisor, has voting and dispositive power over the shares.  The persons exercising these powers on behalf of the advisor are, respectively, Lawrence C. Longo, Jr., the advisor’s Chief Operating Officer, and Michael T. Vigo, one of the managing members of the advisor.  See also “The Transactions – Private Placement.”

(5)           033 Growth Partners I, LP. Includes 101,406 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. 033 Growth Management LLC, as investment advisor, has voting and dispositive power over the shares.  The persons exercising these powers on behalf of the advisor are, respectively, Lawrence C. Longo, Jr., the advisor’s Chief Operating Officer, and Michael T. Vigo, one of the managing members of the advisor.  See also “The Transactions – Private Placement.”

(6)           033 Growth Partners II, LP. Includes 31,770 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. 033 Growth Management LLC, as investment advisor, has voting and dispositive power over the shares.  The persons exercising these powers on behalf of the advisor are, respectively, Lawrence C. Longo, Jr., the advisor’s Chief Operating Officer, and Michael T. Vigo, one of the managing members of the advisor.  See also “The Transactions – Private Placement.”

(7)           Basso Private Opportunities Holding Fund Ltd. Includes 25,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd.  Howard I. Fischer is a managing member of Basso GP LLC, the General Partner of Basso, and as such has investment power and voting control over these securities.  Mr. Fischer disclaims beneficial ownership of these securities.  See also “The Transactions – Private Placement.”

(8)           Basso Multi-Strategy Holding Fund Ltd. Includes 25,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Equity Opportunity Holding Fund Ltd.  Howard I. Fischer is a managing member of Basso GP LLC, the General Partner of Basso, and as such has investment power and voting control over these securities.  Mr. Fischer disclaims beneficial ownership of these securities.  See also “The Transactions – Private Placement.”

(9)           Bristol Investment Fund, Ltd. Includes 41,379 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Bristol Capital Advisors, LCC is the investment advisor to Bristol Investment Fund, Ltd.  Mr. Paul Kessler is the manager of Bristol Capital Advisors, LLC and as such has voting and investment control over these securities.  Mr. Kessler disclaims beneficial ownership of these securities.  See also “The Transactions – Private Placement.”

(10)         Cranshire Capital, L.P. Includes 68,966 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Mitchell P. Kopin, President of Downsview Capital, Inc., the general partner of Cranshire Capital L.P., has voting control and investment power over securities held by Cranshire Capital, L.P.  Mr. Kopin and Downsview Capital, Inc. disclaim beneficial ownership of the securities held by Cranshire Capital, L.P.  See also “The Transactions – Private Placement.”

(11)         Crescent International Ltd. Includes 42,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., have voting control and investment discretion over the shares owned by Crescent International Ltd.  Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such shares.  See also “The Transactions – Private Placement.”

(12)         Crestview Capital Master, LLC. Includes 68,996 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities. Shares included herein were acquired in connection with a private transaction with a securityholder originally identified in the prospectus dated July 21, 2004.

(13)         Fountainhead Fund. Includes 20,000 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Mr. Geisser, as court appointed receiver of the fund, has voting and investment control over the securities.  Mr. Geisser disclaims any beneficial ownership.  See also “The Transactions – Private Placement.”

(14)         Omicron Master Trust. Includes 37,695 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCT, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. The selling stockholder has notified us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s, Regulation 13D-G) controls Omicron and Winchester. See also “The Transactions– Private Placement.”

(15)         OTAPE Investments LLC. Includes 13,793 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  OTA Financial Group – Ira Leventhal, a U.S. citizen has voting and dispositive power with regard to the securities.  Mr. Leventhal disclaims beneficial ownership.  See also “The Transactions – Private Placement.”

(16)         Oyster Pond Partner, LP. Includes 23,216 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  033 Growth Management LLC, as investment advisor, has voting and dispositive power over the shares.  The persons exercising these powers on behalf of the advisor are, respectively, Lawrence C. Longo, Jr., the advisor’s Chief Operating Officer, and Michael T. Vigo, one of the managing members of the advisor.  See also “The Transactions – Private Placement.”

(17)         R&R Opportunity Fund. Includes 10,345 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Messrs. John J. Borer and Thomas G. Pinou have voting and investment power over the securities.  Messrs. Borer and Pinou disclaim any beneficial ownership over the securities.  See also “The Transactions – Private Placement.”

(18)         Rockmore Investment Master Fund Ltd. Includes 17,477 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of November 30, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund. Shares included herein were acquired in connection with a private transaction with a securityholder originally identified in the prospectus dated July 21, 2004.

(19)         Rodman & Renshaw, LLC. Includes 175,827 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Rodman & Renshaw, a registered broker-dealer, received the securities included for registration as compensation for placement agency services. Thomas G. Pinou has voting and investment control over the securities. Mr. Pinou disclaims any beneficial ownership over the securities. See also “The Transactions – Private Placement.”

(20)         Solomon Strategic Holdings, Inc. Includes 10,345 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2004.  Directors Andrew MacKellar and Westlaw Limited control Solomon Strategic Holdings and have voting and investment control over the securities of such entity.  See also “The Transactions – Private Placement.”

(21)         Spectra Capital Management, LLC. Includes 27,586 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Greg Porges and Andre Burton have voting and investment power over the shares held by Spectra Capital Management.  See also “The Transactions – Private Placement.”

(22)         TCMP3 Partners. Includes 27,586 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Messrs. Steven Slawson and Walter Schenker, as principals, have voting and investment control over the securities.  See also “The Transactions – Private Placement.”

(23)         The Tail Wind Fund Limited. Includes 121,552 shares of common stock issuable upon exercise of warrants exercisable within 60 days of November 30, 2006.  Tail Wind Advisory & Management Ltd., a UK corporation authorized and regulated by the Financial Services Authority of Great Britain (“TWAM”), is the investment manager for The Tail Wind Fund Ltd., and David Crook is the CEO and controlling shareholder of TWAM.  Each of TWAM and David Crook disclaim any beneficial ownership of, or pecuniary interest in, the shares being registered hereunder and held by The Tail Wind Fund Ltd..  See also “The Transactions – Private Placement.”

(24)         Assumes all shares being offered by this prospectus are sold.

The date of this prospectus supplement is December 15, 2006.